Exhibit 10.8

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (“Addendum”) is entered into effective as of January 1, 2014 (the “Effective Date”), by and between Stewart Information Services Corporation (the “Company”), and Steven M. Lessack (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed with the Company and previously entered into an Employment Agreement with the Company as of January 1, 2012 (“Effective Date”); and

WHEREAS, Executive and the Company have agreed to amend the Agreement to provide for a change in the definition of terms and conditions regarding Executive’s entitlement of certain payments, including: Long Term Incentive Plan, Short Term Incentive Plan, and Key Employee Equity Plan, as specified and defined in the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Addendum and other good and valuable consideration, the Executive and the Company, intending to be legally bound, hereby agree as follows:

Section 2.2.1. Short Term Incentives, in the Employment Agreement shall be amended and superseded by the following Section 2.2.1:

2.2.1 Short Term Incentives. The Executive shall be eligible to receive an annual short term incentive cash payment, the incentive plan to be determined by the Board in its sole discretion. The terms of the short term incentive plan (“STI Plan”) are set out in Exhibit A hereto, which is incorporated herein for all purposes. The terms and conditions of the STI Plan are subject to change from year to year. The payment made pursuant to this Section 2.2.1 shall be paid to the Executive in the succeeding year for which it is earned and shall be paid by March 31 of such year. The Executive must be actually employed on the date that any short term incentive plan payment is made in order to be eligible and entitled to any such short term incentive plan payment, except as otherwise set forth in this Agreement.

Section 2.2.2 Long Term Incentives, in the Employment Agreement shall be amended and superseded by the following Section 2.2.2:

2.2.2 Long Term Incentives. The Executive shall be eligible to participate in the Company’s Long Term Incentive Plan (“LTI Plan”), as such plan shall be in effect and amended and/or superseded from time to time. The Company reserves the right to terminate the LTI Plan in its sole discretion in accordance with the terms of the LTI Plan, and the terms and conditions of the Plan are subject to change from year to year. The terms of the LTI Plan are set out in Exhibit B hereto, which is incorporated herein for all purposes. The Executive must be actually employed on the date that any long term incentive plan payment is made in order to be eligible and entitled to any such long term incentive plan payment.

Exhibit D, Section 1 Tax Equalization, in the Employment Agreement shall be amended and superseded by the following Section 1:

1. Income Tax Filing Assistance. The objective of tax equalization is to ensure that your international assignment neither adds significantly to your tax liability nor results in significant tax savings due to differences in income and social security tax costs between the home and host countries. It ensures that your out-of-pocket obligations remain approximately the same as they would have been had you remained working in your home country. (THIS is directly from the Stewart tax equalization policy)

The tax equalization calculation is the final settlement of your hypothetical tax liability based on your “stay-at-home” employment earnings, plus personal income and deductions. The calculation of your final hypothetical tax liability removes assignment related income, exclusions, deductions and credits from the calculation of the stay at home tax liability. Items reported in your tax return that are removed in the final hypothetical tax calculation include, but are not limited to: expatriate allowances, foreign tax reimbursements, foreign earned income exclusion, and foreign tax credits (related to tax paid by the company).

The final hypothetical tax (“stay at home” tax) is the tax liability which you are responsible to pay. The tax equalization compares the final hypothetical tax liability to the amount of tax you have paid out of pocket to determine if you have over or underpaid your tax liability. Your stay at home liability may be paid to the IRS, the company or a combination of both.

The FICA/Medicare tax is also tax equalized and included in the tax equalization calculation. You are not required to pay FICA/Medicare tax on the assignment allowances and reimbursements.

The Company will assist in the preparation and filing of your annual US income tax return and tax equalization calculation. If you elect an outside accounting firm to prepare and file your income tax return, the Company shall provide one for that purpose. The company will either prepare the tax equalization internally or hire an outside accounting firm to prepare this calculation on the company’s behalf to ensure compliance with the equalization policy.

1. Term of Addendum Agreement. The Company and Executive agree that the term of this Addendum Agreement shall commence on January 1, 2014.

2. Entire Addendum Agreement. This Addendum Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

3. Waivers and Amendments. This Addendum Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

4. Governing Law. This Addendum Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof).

5. Assignment. This Addendum Agreement, and any rights and obligations hereunder, may not be assigned by Executive and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates.

6. Counterparts. This Addendum Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. Headings. The headings in this Addendum Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Addendum Agreement.

8. No Presumption Against Interest. This Addendum Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly here from shall be construed against any party as being drafted by said party.

9. Binding Agreement. This Addendum Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and Executive and Executive’s legal representatives.

IN WITNESS WHEREOF, the parties have executed this Addendum Agreement as of the date first above written.

EXECUTIVE

By:	/s/ Steven M. Lessack

Date:	4/7/14

Name:	Steven M. Lessack
Title:	Group President, International Operations

COMPANY

Stewart Information Services Corp.

By:	/s/ Matthew W. Morris

Date:	4/7/14

Name:	Matthew W. Morris
Title:	Chief Executive Officer

EXHIBIT A

ANNUAL SHORT TERM INCENTIVE PLAN

(“STI PLAN”)

Executive shall be eligible to participate in the Company’s Annual Bonus Payment Program, also known as the Short Term Incentive Plan (“STI Plan”). The STI Plan shall be determined by the Board of Directors (“Board”), in its sole discretion.

Payout amount will be determined by the attainment towards metrics which are both specific to your position as well as reflective of corporate performance.

As part of its analysis, the Board shall consider the following targets in determining the amount of the STI payment to the Executive:

Short Term Incentive (STI)
Target Payout:	60% of Base Pay	$240,000

Maximum Target Payout:	200% of Target	$480,000

Metrics Used to Determine STI	Threshold	Target	Maximum	Weighting
Corporate Goals (40.0% of STI):
EBIDTA Improvement	-5.00%	0.00%	5.00%	14.00%
Pretax Profit Margin	5.00%	5.50%	6.00%	13.00%
Modified Return on Equity	9.00%	10.00%	11.00%	13.00%

International Operations Goals (60.0% of STI)
Operating Revenues Improvement	0.00%	5.00%	10.00%	25.00%
Modified EBIDTA Margin	42.00%	44.00%	46.00%	25.00%
Policy Loss Ratio	28.00%	26.00%	24.00%	10.00%

STI will be delivered as a cash bonus, paid annually after the conclusion of the fiscal year, before the end of the first quarter of the succeeding year. STI payout is expressed as a percentage of your base pay.

Target Annual STI payout is the equivalent of 60% of your base pay.

Maximum Annual STI payout is the equivalent of 200% of your target payout.

Specific terms and calculations related to the Short Term Incentive (STI) Plan

The following sets forth the definition of specific terms and calculations related to the Short-Term Incentive (STI).

Term/Calculation	Definition

Base Pay	This is the annual base salary.

Company	The Company is Stewart Information Services Corporation and its subsidiaries.

Corporate	Corporate is the same as Company.

Corporate Performance	Corporate Performance is the set of metrics for the Company.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	EBITDA metric is calculated by adding back interest expense, depreciation expense and amortization expense to pretax earnings. The source of data is the System of Record. Payout for this metric is based on percent improvement.

Investment and Other Gains (Losses) – Net	Investment and Other Gains (Losses) – Net is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that includes, but not limited to, realized earnings (losses) from the sale of various types of financial and non-financial instruments; sale of subsidiaries, equity basis investments, and cost-basis investments; impairment of equity and cost-basis investments; and other types of non-operating transactions. The source of data is the System of Record.

Investment Income	Investment Income is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that includes, but not limited to, interest income, dividends, royalties and certain rental income less any fees incurred from investments. The source of data is the System of Record.

Maximum (Performance Level)	See Performance Level.

Maximum Target Payout	The Maximum Target Payout is the maximum annual cash bonus that can be earned and paid under the STI. It is calculated by multiplying the Target Payout by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Modified Average Shareholders’ Equity	Modified Average Shareholders’ Equity is calculated by subtracting cumulative other comprehensive income and noncontrolling interest from shareholders’ equity. This calculation is done as of the beginning of the year and the end of the year. The average is then calculated by adding the beginning of the year and ending of the year calculations and then dividing by two.

Term/Calculation	Definition

Modified Earnings Before Interest, Taxes, Depreciation and Amortization (Modified EBITDA)	The Modified EBITDA metric is calculated by subtracting Investment Income, Investment and Other Gains (Losses) – Net, Title Losses and Related Claims, Premium Taxes and other unique or unusual items including, but not limited to, certain claims exceeding $1.0 million as determined by the Board of Directors of the Company, from EBITDA. The Modified EBITDA excludes Modified EBITDA reported by Stewart Title of Latin America and Stewart Title Guaranty de Mexico. The source of data is the System of Record. Payout for this metric is based on percent improvement.

Modified Earnings Before Interest, Taxes, Depreciation and Amortization Margin (Modified EBITDA Margin)	Modified Earnings Before Interest, Taxes, Depreciation and Amortization Margin metric is calculated by dividing Modified Earnings Before Interest, Taxes, Depreciation and Amortization (Modified EBITDA) by Operating Revenues. The source of data is the System of Record. Payout for this metric is based on ratio attainment.

Modified Net Earnings Attributable to Company	Modified Net Earnings Attributable to Company is calculated by subtracting certain items including, but not limited to, certain unusual income tax expense or benefit as determined by the Board of Directors of the Company from Net Earnings Attributable to Company. The source of data is the System of Record.

Modified Return on Equity (Modified ROE)	Modified Return on Equity metric is calculated by dividing Modified Net Earnings Attributable to Company by Modified Average Shareholders’ Equity. The source of data is the System of Record. Payout for this metric is based on ratio attainment.

Operating Revenues	Operating Revenues is calculated by deducting Investment Income and Investment and Other Gains (Losses) – Net from total gross revenues. Depending on the metric, operating revenue may be reported in local currency or USD (United States Dollar). The Operating Revenue improvement metric is the aggregation of operating revenues reported in local currency. Modified EBITDA Margin metric utilizes Operating Revenues reported in USD. The Company’s portion of earnings from equity investees is included in the calculation unless explicitly excluded. The source of data for local currency is from International Operations accounting and reporting systems. The source of data for USD is the System of Record.

Term/Calculation	Definition

Operational Performance	Operational Performance is the set of metrics for an executives’ area of management.

Performance Level	Performance Level represents the range of possible payout depending on performance driver for each metric. The payout range is defined as the Threshold (50% of Target) and Maximum (200% of Target).

Policy Loss Ratio	Policy Loss Ratio metric is calculated by dividing Title Losses and Related Claims by Title Insurance Revenues from Direct Operations and Agency Operations. The source of data is the System of Record. Payout for this metric is based on ratio attainment.

Pretax Profit	Pretax Profit is equivalent to earnings before taxes and noncontrolling interests as reported in the Form 10-K.

Pretax Profit Margin	Pretax Profit Margin corporate metric is calculated by dividing the earnings before taxes and noncontrolling interests by total gross revenues. The System of Record is the Form 10-K.

System of Record	Hyperion Financial Management (HFM) is the system of record for all financial data unless otherwise stated.

Target (Performance Level)	See Performance Level.

Target Payout	Target Payout is the annual cash bonus that can be earned and paid under the STI. Target Payout is calculated by multiplying Base Pay by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Threshold (Performance Level)	See Performance Level.

Title Insurance Revenues	Title Insurance Revenues are revenues earned from title insurance and escrow and other related fees. The source of data is the System of Record.

Title Losses and Related Claims	Title Losses and Related Claims is a line item on the Company’s Consolidated Statement of Operations, Retained Earnings and Comprehensive Earnings that is defined in the Company’s Annual Report filed with the Securities Exchange Commission on the Form 10-K. The source of data is the System of Record.

Weighting	Weighting is a calculation that applies a percentage to each metric. The aggregation of the percentages is 100%.

EXHIBIT B

LONG TERM INCENTIVE PLAN

(“LTI”)

Executive shall be eligible to participate in the Company’s Long Term Incentive Plan (“LTI”), as such plan shall be in effect and amended and/or superseded from time to time.

The actual value of the LTI shall be determined by the Board of Directors (“Board”), in its sole discretion. The Board shall consider the overall performance of the Company in awarding the LTI. As part of its analysis, the Board shall consider the following targets in determining the value of the LTI payable to the Executive:

Long Term Incentive (LTI)
Target Payout:	55% of Base Pay
33% paid as Restricted Stock Award (RSA)	Time Vested	$73,333
33% paid as Performance Share Award (PSA)	Total Shareholder Return (TSR)	$73,333
33% paid as Performance Share Award (PSA)	Earnings Per Share (EPS)	$73,333

Total Target Value Payout		$220,000
Total Maximum Value Payout		$366,667

Metrics Used to Determine RSA and PSA
Time Vesting
Shares are not subject to performance contingencies and will be earned by the recipient by continued employment through the vesting period

Total Shareholder Return (TSR)
Vesting of performance shares occurs at the end of the performance period based on the achievement of pre-determined TSR percentile ranking in relation to the Russell 2000 Financial Services Index

Earnings Per Share (EPS)
Vesting of EPS performance shares occurs at the end of the performance period based on achievement of pre-determined EPS targets.

Target LTI grant is the equivalent of 55% of your base pay.

LTI will be delivered as a Restricted Stock Award (RSA) or as a Performance Stock Award (PSA) (Total = 100% of LTI grant).

LTI will be granted annually. It is 100% granted, but vests depending on the terms listed in this exhibit.

Dividend Equivalent Rights (“DER”):

In the event a dividend is paid to shareholders during the restriction period, the recipient will receive a cash payout as a DER at the time of vesting based on the number of shares from this restricted period which become vested due to meeting the performance and time restrictions.

Time-Vested Restricted Shares

Award Value:

•	One-third of the total targeted annual grant value will be provided in time-based RSA’s.

•	The grant value will be determined by calculating the total equity grant value [(2014 base salary x LTI target as % of 2014 base salary) then dividing by three].

•	Share count is based on the grant value divided by grant date closing stock price on 12/31/2013.

Vesting:

•	RSA’s will cliff vest three years from date of grant.

•	These shares are not subject to performance contingencies and will be earned by the recipient by continued employment through the vesting period.

Performance Shares -Total Shareholder Return (“TSR”)

Award Value:

•	The TSR-based performance shares will constitute one third of the overall long-term incentive grant value.

•	The target number of shares granted will be equal to the number of time-based restricted shares.

Vesting:

•	Vesting of performance shares occurs at the end of the three year performance period based on the achievement of pre-determined TSR percentile ranking in relation to the Russell 2000 Financial Services Index Companies (“Comparative Group”).

Performance Period:

•	The three year period which covers the grant date to the three year anniversary of the grant date.

Performance Metric:

•	The performance metrics associated with the Performance Shares will function on a relative TSR-based model provided on the following page. Actual relative TSR performance will be measured at the end of the three-year period as compared to the Russell 2000 Financial Services Index.

Performance Range:

•	As set out in the table below, threshold and maximum opportunity to incentivize performance will be associated with varying levels of relative performance. Targeted performance is achieved when SISCO TSR is at the 60th percentile of the comparative group. Threshold performance is set at the 40th percentile. In the event SISCO performance is below the 40th percentile, the associated payout is equal to zero. Maximum payout is achieved when SISCO TSR performance is at the 100th percentile of the comparative group.

	Performance-Based Payment Schedule
	TSR Percentile Ranking	Percent of Target Payment [1]
Maximum	100th	200%
	90th	175%
	80th	150%
	70th	125%
Target	60th	100%
	50th	75%
Threshold	40th	50%
	<40th	0%

1)	Payouts will be interpolated in between percentile rankings.

Performance Shares - Earnings per Share (“EPS”) Growth

Award Value:

•	The EPS-based performance shares will constitute one third of the overall long-term incentive grant value.

•	The target number of shares to grant will be equal to the number of time-based RSA’s

Vesting:

•	Vesting of EPS performance shares occurs at the end of the three-year performance period based on achievement of pre-determined EPS targets.

Performance Period:

•	The three year period which covers the grant date to the three year anniversary of the grant date.

Performance Metric:

•	EPS performance shares will function on an EPS Compounded Annual Growth Rate performance scale.

Performance Range:

•	As set out in the table below, threshold and maximum opportunity to incentivize performance will be associated with varying levels of EPS achievement. Targeted performance is achieved when SISCO’s EPS Compounded Annual Growth Rate is equal to 10%. A threshold performance level has been established at 5% growth. In the event SISCO performance is below this level, the associated payout is equal to zero. Maximum payout is achieved when SISCO EPS performance is equal to or greater than 15% growth.

	EPS Performance Shares
	EPS Compunded Growth Rate	Percent of Target Payment [1]
Maximum	15%	200%
	13%	150%
Target	10%	100%
	8%	80%
Threshold	5%	50%
	<5%	0%

1)	Payouts will be interpolated for actual EPS Growth Rate achieved.

Key Employee Equity Plan (“KEEPs”)

Executive shall be eligible to participate in a one-time LTI Performance Share Award (PSA) under the special Company’s Key Employee Equity Plan (“KEEPs”), as such plan shall be in effect and amended and/or superseded from time to time.

The actual value of the KEEPs shall be determined by the Board of Directors (“Board”), in its sole discretion. The Board shall consider the overall performance of the Company in awarding the KEEPs. As part of its analysis, the Board shall consider the following targets in determining the value of the KEEPs PSA granted to the Executive:

Key Employee Equity Plan (KEEPs)
EPS Performance Level		% of 2014 Base Salary[1]	Cash Value of Award
<$	5.00	0%	$—
	$5.00	500%	$2,000,000.00
	$5.50	600%	$2,400,000.00
	$6.00	700%	$2,800,000.00

1)	Payouts will be interpolated for actual EPS Growth Rate achieved.

PSA Value:

•	KEEPs is a one-time special Long Term Incentive.

•	Targeted PSA values for differing levels of EPS achievement will be established at the beginning of the performance period (500% - 700% of 2014 base salary).

•	No PSA will be granted at the beginning of the performance period. Rather, performance will be assessed and awards granted based on the achievement of EPS goals set forth in the schedule above.

•	Cash value of award is equal to [2014 base salary x KEEPs target as % of 2014 base salary].

Vesting:

•	If the performance criterion is achieved, awards as determined by the Board will be granted and immediately vested.

Performance Metric:

•	The Committee has established an EPS performance level scale which must be achieved for the year ending December 31, 2016 as illustrated in the table above.

Performance Range:

•	This PSA is based upon achieving pre-established EPS goals set forth by the Committee. Currently this range is from $5.00 per share at the threshold, to $6.00 per share at the maximum. In the event these goals are achieved, PSA’s equal to the achieved EPS performance amount will be issued to participants. If the EPS is below $5.00 per share, the PSA’s will not be granted.

Specific terms and calculations related to the Long Term Incentive (LTI)

The following sets forth the definition of specific terms and calculations related to the Long Term Incentive (LTI).

Term/Calculation	Definition

Base Pay	This is the annual base salary.

Company	The Company is Stewart Information Services Corporation and its subsidiaries.

Circuit Breaker	Circuit Breaker is the minimum corporate performance that must be achieved in order to receive the specified compensation.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	EBITDA metric is calculated by adding back interest expense, depreciation expense and amortization expense to pretax earnings. The source of data is the System of Record.

Earnings Per Share (EPS)	Earnings Per Share (EPS) is the Diluted EPS attributable to Stewart as reported annually in the Form 10-K. Metric attainment shall be expressed as both SISCO’s EPS Compounded Annual Growth Rate (for the purposes of Performance Share vesting) and absolute value (for the purposes of the KEEPs award determination.)

Maximum (Performance Level)	See Performance Level.

Term/Calculation	Definition

Maximum Target Payout	The Maximum Target Payout is the maximum annual cash bonus that can be earned and paid under the LTI. It is calculated by multiplying the Target Payout by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Performance Goals	Performance Goals provide the threshold, target and maximum measurements that must be achieved in order to receive the related level of compensation.

Performance Level	Performance Level represents the range of possible payout depending on performance driver for each metric. The payout range is defined as the Threshold (50% of Target) and Maximum (200% of Target).

Performance Share Award (PSA)	Performance Share Award is share-based compensation that vests based on defined measures, which include corporate performance and time based measures.

Restricted Stock Award (RSA)	Restricted Stock Award is share-based compensation that is restricted by time of service.

System of Record	Hyperion Financial Management (HFM) is the system of record for all financial data unless otherwise stated.

Target (Performance Level)	See Performance Level.

Target Payout	Target Payout is the share-based bonus that can be earned under the LTI. Target Payout is distributed at the end of three years. Target Payout is calculated by multiplying Base Pay by an agreed upon percentage as indicated in the Executive Compensation Plan Summary.

Threshold (Performance Level)	See Performance Level.

Total Shareholder Return (TSR)	Total Shareholder Return is calculated by taking the difference between the Company’s end of year price per share and the beginning of year price per share and adding the Company dividend per share. Next, divide that sum by the Company’s beginning of year price per share.

Term/Calculation	Definition

Total Shareholder Return (TSR) Ranking	Total Shareholder Return Ranking is determined by calculating the Company’s percentile ranking for Total Shareholder Return relative to the Russell 2000 Financial Services Index. The source of data is Bloomberg.